Exhibit 99.1

Granite Reports Third Quarter 2008 Financial Results

WATSONVILLE, Calif.--(BUSINESS WIRE)--October 29, 2008--Granite Construction Incorporated (NYSE:GVA) today announced net income for the third quarter ended September 30, 2008 of $51.7 million or $1.36 per diluted share, compared with net income of $53.3 million, or $1.28 per diluted share for the same period last year. Gross profit as a percent of revenue for the three months ended September 30, 2008 was 16.1%, flat compared to a year ago. Operating income for the quarter was $74.4 million, compared with $76.0 million a year ago. Total revenues for the quarter were $897.8 million compared with $846.3 million a year ago.

“Our team has delivered another impressive quarter,” said President and Chief Executive Officer William G. Dorey. “I am very pleased with how our business is performing in the face of the current economic environment. Our results this year reflect the experience and determination of our workforce and the value of our business model. The diversity of our customer base, project portfolio and geographic markets is enabling us to successfully confront today’s challenging market conditions.”

General and administrative expenses for the quarter totaled $71.9 million or 8.0% of revenue compared with $63.7 million or 7.5% of revenue in 2007. The Company continues to focus on reducing general and administrative expenses and is instituting several programs, including controlling discretionary spending, headcount reductions and a process improvement initiative. These efforts are expected to improve efficiency and effectiveness throughout the organization. The Company expects to see a reduction in general and administrative expenses on an absolute dollar basis in 2009.

Total Company backlog at September 30, 2008 was $1.8 billion compared with $2.3 billion a year ago. Since September 30, 2008, Granite West has been awarded approximately $100.0 million in new projects. Also not included in September 30, 2008 backlog are three large projects in Granite East and one in Granite West totaling approximately $500.0 million that are pending award by the project owner.

Minority interest for the quarter ended September 30, 2008 was $0.6 million compared with $6.5 million in the third quarter of 2007. The $5.9 million decrease primarily reflects continued progression and the effect of changes in estimates related to certain joint venture projects.

For the nine-month period ended September 30, 2008, total company revenues were $2.0 billion, essentially flat compared to the prior year. Gross profit as a percent of revenue for the nine months ended September 30, 2008 increased to 17.2% compared with 14.8% last year. Operating income for the total company increased to $158.2 million compared with $137.2 million in 2007.

At September 30, 2008, cash and marketable securities totaled $412.4 million and includes approximately $135.0 million of cash and cash equivalents from the Company’s consolidated joint ventures. Historically, the Company has operated under a conservative investment policy and has recently elected to invest even more conservatively in light of current market conditions. Given the Company’s strong cash position and approximately $145.6 million available under the existing credit facility, the Company does not anticipate the need to borrow funds in the current environment.

Operating Results by Segment

Granite West

Revenue for the quarter totaled $749.5 million compared with $642.4 million for the same period in 2007. Gross profit as a percent of revenue for the quarter ended September 30, 2008 was 17.8% compared with 19.4% last year. Operating income increased $3.6 million for the quarter to $93.4 million compared with $89.8 million for the third quarter last year. The increase in operating income for the quarter reflects improved project forecasts and higher than estimated productivity.

For the nine-month period ended September 30, 2008, Granite West revenues totaled $1.5 billion, essentially flat compared to the prior year. Gross profit as a percent of revenue for the nine months ended September 30, 2008 was 17.7% compared with 19.3% last year. Operating income for Granite West decreased to $155.3 million for the same period compared with $186.5 million in 2007. Year to date operating results for the segment were affected by a highly competitive bidding environment for construction services and lower demand for higher-margin construction materials.

Granite East

Revenue for the quarter was $146.9 million compared with $182.6 million for the same period last year. Gross profit as a percent of revenue for the quarter ended September 30, 2008 increased to 6.6% compared with 1.1% in the same period last year. Operating income for the quarter increased to $3.7 million compared with an operating loss of $3.2 million for the same period in 2007.

For the nine-month period ended September 30, 2008, Granite East revenue totaled $531.8 million compared with $585.3 million for the same period last year. Gross margin as a percent of revenue for the nine months ended September 30, 2008 was 16.5% compared with 1.4% last year. Operating income for Granite East totaled $67.8 million for the nine-month period compared with an operating loss of $13.4 million for the same period in 2007. The significant year over year gross margin improvement and increase in operating income is largely due to improved performance on several large projects.

Granite Land Company (“GLC”)

GLC revenue for the quarter was $1.4 million compared with $21.2 million for the same period last year. Gross profit as a percent of revenue for the period was 35.2% compared with 45.1% last year. Operating loss for the quarter was $0.2 million compared with operating income of $8.2 million in the third quarter of 2007.

For the nine-month period ended September 30, 2008, GLC revenue was $8.1 million compared with $36.6 million in 2007. Gross loss as a percent of revenue for the period was 20.9% compared with a gross profit of 46.8% last year. Operating loss was $3.8 million for the nine-month period compared with operating income of $14.1 million for the same period in 2007. The 2008 operating loss reflects a $4.5 million pre-tax impairment charge in the second quarter. The 2007 results were positively affected by the sale of certain real estate development projects in the first and third quarter last year.

Outlook

Our expectations for 2008 have improved. We now expect Granite West revenue for the year to be in the range of $1.95 to $2.05 billion with a corresponding gross profit margin percentage between 17.0% and 18.0%. Granite East 2008 revenue is now expected to be in the range of $650.0 to $700.0 million with a corresponding gross profit margin percentage between 17.0% and 18.0%. Minority interest for the company is expected to be between $38.0 and $43.0 million for the year. Our longer term expectation for Granite East gross profit as a percent of revenue continues to be in the mid-teens.

Conference Call

Granite will conduct a conference call tomorrow, October 30, 2008, at 11:00 a.m. ET/ 8:00 a.m. PT to discuss the results for the third quarter ended September 30, 2008. Access to a live audio webcast is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 864-2735 in the U.S. and Canada and (706) 634-7039 for international listeners. The conference ID for the call is 65146265. The conference call will be recorded and available for replay from approximately two hours after the live call through November 15, 2008 by calling (800) 642-1687 or (706) 645-9291. The conference ID for the recording is 65146265.

About Granite

Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000. Granite Construction Company, a wholly owned subsidiary, is one of the nation's largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public and private sector clients through its offices and subsidiaries nationwide. For the 5th straight year, Granite was named to FORTUNE’S List of 100 Best Companies to Work For. For more information about Granite, please visit their website at www.graniteconstruction.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represents our management’s beliefs and assumptions concerning future events such as statements related to the existence of bidding opportunities and economic conditions on the Company's future results. In addition, statements in this press release that are not historical are “forward-looking statements” as in the Private Securities Litigation Reform Act of 1995. Additionally, forward-looking statements include statements that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “appears,” “may,” “will,” “should,” “look for,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy.

All such forward-looking statements are subject to risks and uncertainties that could cause actual results of operations and financial condition and other events, as well as the timing thereof, to differ materially from those expressed or implied in such forward-looking statements. Specific risk factors include, without limitation, changes in the composition of applicable federal and state legislation appropriation committees; federal and state appropriation changes for infrastructure spending; the general state of the economy; job productivity; accuracy of project estimates; weather conditions; competition and pricing pressures; and state referendums and initiatives. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. You should also understand that many important factors in addition to those discussed, referred to or incorporated by reference in this press release, could cause our results to differ materially from those expressed in the forward-looking statements. In light of these risks and uncertainties, it is important to be aware that the forward-looking events discussed in this release may not occur. We undertake no obligation to revise or update publicly any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

For further information regarding risks and uncertainties, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Risk Factors” sections of Granite’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Granite’s investor relations department at (831) 724-1011 or at Granite’s website at www.graniteconstruction.com.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue
Construction	$771,941	$701,622	$1,755,457	$1,778,638
Material sales	124,478	123,453	283,321	289,655
Real estate	1,369	21,238	8,142	36,556
Total revenue	897,788	846,313	2,046,920	2,104,849
Cost of revenue
Construction	643,531	601,880	1,437,093	1,543,960
Material sales	109,068	96,130	247,959	229,116
Real estate	887	11,666	9,846	19,466
Total cost of revenue	753,486	709,676	1,694,898	1,792,542

Gross profit	144,302	136,637	352,022	312,307

General and administrative expenses	71,933	63,666	198,344	183,133
Gain on sales of property and equipment	2,008	2,994	4,564	8,053

Operating income	74,377	75,965	158,242	137,227

Other income (expense)
Interest income	5,439	7,514	15,087	20,796
Interest expense	(5,303)	(1,884)	(12,871)	(4,998)
Equity in (loss) income of affiliates	(1,257)	4,037	(1,436)	4,359
Other, net	549	(391)	9,196	(1,057)
Total other (expense) income	(572)	9,276	9,976	19,100

Income before provision for income taxes and minority interest	73,805	85,241	168,218	156,327

Provision for income tax	21,473	25,437	46,681	47,680

Income before minority interest	52,332	59,804	121,537	108,647

Minority interest in consolidated subsidiaries	(594)	(6,504)	(31,058)	(13,750)

Net income	$51,738	$53,300	$90,479	$94,897

Net income per share:
Basic	$1.38	$1.30	$2.40	$2.31
Diluted	$1.36	$1.28	$2.37	$2.28
Weighted average shares of common stock:
Basic	37,430	41,106	37,664	41,065
Diluted	37,975	41,640	38,138	41,587

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - In Thousands, Except Per Share Data)

	September 30,	December 31,
	2008	2007

Assets

Current assets
Cash and cash equivalents	$281,046	$352,434
Short-term marketable securities	101,112	77,758
Accounts receivable, net	480,315	397,097
Costs and estimated earnings in excess of billings	34,759	17,957
Inventories, net	61,342	55,557
Real estate held for sale	52,165	51,688
Deferred income taxes	46,233	43,713
Equity in construction joint ventures	45,219	34,340
Other current assets	65,182	96,969
Total current assets	1,167,373	1,127,513
Property and equipment, net	522,733	502,901
Long-term marketable securities	30,209	55,156
Investment in affiliates	27,518	26,475
Other assets	73,696	74,373
Total assets	$1,821,529	$1,786,418

Liabilities and Shareholders' Equity

Current liabilities
Current maturities of long-term debt	$34,886	$28,696
Accounts payable	234,126	213,135
Billings in excess of costs and estimated earnings	251,402	275,849
Accrued expenses and other current liabilities	227,611	212,265
Total current liabilities	748,025	729,945
Long-term debt	246,487	268,417
Other long-term debt	46,178	46,441
Deferred income taxes	18,733	17,945
Minority interest in consolidated subsidiaries	26,729	23,471
Shareholders' equity:
Common stock, $0.01 par value, authorized 150,000,000 shares in 2008 and 2007; issued and outstanding 38,264,058 shares in 2008 and 39,450,923 shares in 2007	383	395
Additional paid-in capital	83,041	79,007
Retained earnings	655,287	619,699
Accumulated other comprehensive (loss) income	(3,334)	1,098
Total shareholders' equity	735,377	700,199
Total liabilities and shareholders' equity	$1,821,529	$1,786,418

	September 30,	December 31,
Financial Position	2008	2007

Working capital	$419,348	$397,568
Current ratio	1.56	1.54
Debt to total capitalization	0.28	0.30
Total liabilities to equity ratio	1.48	1.55

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - In Thousands)

Nine Months Ended September 30,	2008	2007
Operating activities
Net income	$90,479	$94,897
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment of real estate held for development and sale	4,500	-
Depreciation, depletion and amortization	64,036	60,621
Provision for doubtful accounts	8,914	1,119
Gain on sales of property and equipment	(4,564)	(8,053)
Change in deferred income taxes	1,116	(11)
Stock-based compensation	5,135	4,600
Excess tax benefit on stock-based compensation	(743)	(3,042)
Minority interest in consolidated subsidiaries	31,058	13,750
Equity in loss (income) of affiliates	1,436	(4,359)
Acquisition of minority interest	(16,616)	-
Changes in assets and liabilities, net of the effects of acquisitions	(79,854)	(21,955)
Net cash provided by operating activities	104,897	137,567
Investing activities
Purchases of marketable securities	(68,732)	(126,464)
Maturities of marketable securities	64,090	140,225
Release of funds for acquisition of minority interest	28,332	-
Additions to property and equipment	(76,098)	(82,744)
Proceeds from sales of property and equipment	12,253	12,765
Acquisition of businesses	(14,022)	(76,313)
Contributions to affiliates	(5,345)	(3,772)
Other investing activities	626	3,459
Net cash used in investing activities	(58,896)	(132,844)
Financing activities
Proceeds from long-term debt	2,660	111,634
Long-term debt principal payments	(15,748)	(49,376)
Cash dividends paid	(15,081)	(12,572)
Purchase of common stock	(45,489)	(5,083)
Contributions from minority partners	4,955	30,436
Distributions to minority partners	(37,713)	(22,458)
Acquisition of minority interest	(11,716)	-
Excess tax benefit on stock-based compensation	743	3,042
Other financing, net	-	366
Net cash (used in) provided by financing activities	(117,389)	55,989

(Decrease) Increase in cash and cash equivalents	(71,388)	60,712

Cash and cash equivalents at beginning of period	352,434	204,893

Cash and cash equivalents at end of period	$281,046	$265,605

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - In Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	Granite West	Granite East	Granite Land Company	Granite West	Granite East	Granite Land Company

2008
Revenue	$749,487	$146,932	$1,369	$1,506,952	$531,826	$8,142
Gross profit (loss)	$133,738	$9,750	$482	$267,057	$87,868	$(1,704)
Gross profit (loss) as a percent of revenue	17.8%	6.6%	35.2%	17.7%	16.5%	-20.9%
Operating income (loss)	$93,404	$3,653	$(191)	$155,284	$67,795	$(3,795)
Operating income (loss) as a percent of revenue	12.5%	2.5%	-14.0%	10.3%	12.7%	-46.6%

2007
Revenue	$642,428	$182,647	$21,238	$1,482,969	$585,324	$36,556
Gross profit	$124,656	$2,075	$9,571	$286,394	$8,478	$17,090
Gross profit as a percent of revenue	19.4%	1.1%	45.1%	19.3%	1.4%	46.8%
Operating income (loss)	$89,755	$(3,174)	$8,241	$186,476	$(13,359)	$14,120
Operating income (loss) as a percent of revenue	14.0%	-1.7%	38.8%	12.6%	-2.3%	38.6%

GRANITE CONSTRUCTION INCORPORATED
Backlog
(Unaudited - In Thousands)

Backlog by Division	September 30, 2008		June 30, 2008		September 30, 2007

Granite West	$915,472	50.3%	$1,188,948	55.5%	$950,833	40.7%
Granite East	906,116	49.7%	952,700	44.5%	1,385,688	59.3%

Total	$1,821,588	100.0%	$2,141,648	100.0%	$2,336,521	100.0%